UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

On2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following letter was distributed on February 2, 2010 to the U.S. participants in the On2 Technologies, Inc. Equity Incentive Plans.

On2 Technologies, Inc.
3 Corporate Drive, Suite 100
Clifton Park, NY 12065

To the participants in the On2 Technologies, Inc. (“On2”) Equity Incentive Plans:

As you know, On2 recently entered into an amendment to the merger agreement with Google.   The primary purpose of the amendment is to provide On2 stockholders with an additional $0.15 in cash for each share of common stock held by them (“On2 Common Stock”). As a result, under the terms of the amended merger agreement, each outstanding share of On2 Common Stock will now be converted into the right to receive a combination of (a) $0.15 in cash per share, (b) 0.0010 of a share of Google Class A Common Stock (a “Google Share”) and (c) cash payable in lieu of any fractional Google Shares. The terms of the amended merger agreement and a copy of the amendment are set forth in a supplement, dated January 15, 2010, to the definitive proxy statement/prospectus, which Google filed with the SEC on January 19, 2010.

The following questions and answers are intended to addresses questions you may have regarding the treatment and taxation under U.S. law of your options to purchase shares of On2 Common Stock (“On2 Options”) and your On2 restricted stock as a result of the proposed merger, including the terms of the amendment to the merger agreement.

What will happen to my On2 Options in connection with the merger?

All outstanding On2 Options will be fully vested as of the time that the merger is completed, which we refer to as the effective time of the merger.  Any holder of an On2 Option with a per share exercise price of less than the “company stock price”, which is defined as 0.0010 multiplied by the trading price, that is outstanding as of the effective time of the merger will have the right to receive, prior to a reduction to reflect any applicable tax withholding and payment of the aggregate exercise price, 0.0010 of a Google Share for each share of On2 Common Stock subject to such On2 Option.  In addition, holders of such On2 Options will also receive (i) an amount in cash determined by multiplying $0.15 by the number of shares of On2 Common Stock subject to such On2 Options; and (ii) an additional amount in cash in lieu of any fractional shares.  (The “trading price” is defined in the amendment to the merger agreement as the volume weighted average trading price of a Google Share based on the sales price of every Google Share traded during the immediately preceding trading day prior to the closing of the merger.)  We refer to the 0.0010 of a Google Share, the $0.15 cash payment and any cash paid in lieu of a fraction of a Google Share, collectively, as the “merger consideration”. 1

Any On2 Options with an exercise price less than the “per share value”, which is defined as the sum of $0.15 and the company stock price, but equal to or greater than the company stock price, will receive an amount in cash determined by multiplying the difference between the per share value and the exercise price of the applicable On2 Option by the number of shares of On2 Common Stock subject to the On2 Options; and an additional amount in cash in lieu of any fractional shares.2

[1]
For example, if the trading price of a Google Share is $590, then any holder of an On2 Option with an exercise price of less than $0.59 per share would have the right to receive, in addition to the $0.15 cash payment, 0.0010 of a Google Share for each share of On2 Common Stock subject to such On2 Option and/or cash in lieu of any fractional shares (subject to deductions for any applicable tax withholding and payment of exercise price).

[2]
For example, if the trading price of a Google Share is $590, then any holder of an On2 Option with an exercise price that is greater than $0.59 but less than $0.74 would receive only the $0.15 cash consideration in exchange for their options.

Any On2 Options with an exercise price equal to or greater than the per share value will be automatically cancelled in connection with the merger and the holder of such option will receive no consideration for such cancellation. Google will not assume any On2 Options in connection with the merger.3

Am I required to exercise my On2 Options to receive Google Shares and/or cash?

No, you are not required to exercise your On2 Options to receive Google Shares and/or cash in connection with the merger.  If you hold On2 Options with an exercise price of less than the per share value, those options will automatically be converted into the right to receive the merger consideration at the effective time of the merger. However, if the On2 Options you hold are incentive stock options, your exercise of such options before the effective time of the merger may have the indirect result of avoiding withholding and FICA taxes on any gain on your exercise.  (See below “How will I be taxed on the Google Shares and/or cash I receive for my On2 Options?”)

How will I be taxed on the Google Shares and/or cash I receive for my On2 Options?

You are advised to consult your own tax advisor regarding the tax treatment of your On2 Options.  As a general matter, however, you will be taxed on the per share value multiplied by the aggregate number of shares of On2 Common Stock underlying your On2 Options less the sum of the aggregate exercise price of your On2 Options.  This amount will be taxed as ordinary compensation income and will be subject to withholding of U.S. federal, state and local income taxes and FICA taxes.  In calculating the number of Google Shares or amount of cash payment you will receive for any fractional shares, On2 will deduct the amount of any income or withholding tax required under applicable law so that the number of Google Shares or cash payment you receive will already reflect this payment of taxes.

If, however, your On2 Option is an incentive stock option that is (1) currently vested; (2) will vest by its terms prior to the effective time of the merger; or (3) will vest in connection with the terms of the merger immediately prior to the effective time of the merger, and you exercise the option immediately prior to the effective time of the merger, the exercise of the On2 Option and the subsequent exchange of the On2 Common Stock received upon exercise of the On2 Option for Google Shares in the merger should not be taxable (except to the extent of cash received) provided that you do not dispose of the Google Shares for the later of (i) one year after the On2 Option exercise or (ii) two years after the On2 Option was granted.   (Note, however, that the spread between the exercise price and the value of the Google Shares you receive is included in Alternative Minimum Taxable (or AMT) income.)  If you dispose of your Google Shares after satisfying these holding period requirements, your entire gain will be taxed at the more favorable capital gain rates.  Any cash payment you receive will be taxable as ordinary income, but will not be subject to withholding of U.S. federal, state and local income taxes or FICA taxes.  The foregoing tax treatment described for incentive stock options is also subject to the requirement that no more than $100,000 of your incentive stock options will become exercisable for the first time in a year, whether they were accelerated in connection with the merger or would otherwise have vested during the year pursuant to their terms.  To the extent that your incentive stock options exceed the limit, they will be treated as nonqualified stock options subject to taxation as ordinary compensation income.

[3]
For example, if the trading price of a Google Share is $590, then any On2 Option with an exercise price that is $0.74 or greater would be cancelled and the holder of such option will receive no consideration for such cancellation.

If you decide to exercise your On2 Option immediately before the effective time of the merger, you may do so by delivering a notice of exercise to On2 in advance of the effective time of the merger indicating that you are exercising your option as of immediately before (but conditioned upon) consummation of the merger.

If you choose to engage in a cashless exercise of incentive stock options, gain with regard to the portion of the shares subject to the option that were withheld to pay the option exercise price will be taxable and reported to you on your W-2.  In both cases, any gain on exercise of an incentive stock option prior to the effective time of the merger will not be subject to withholding or FICA tax.

What will happen to my On2 restricted stock in connection with the merger?

All outstanding shares of On2 restricted stock will be fully vested as of the effective time of the merger, and each holder of On2 restricted stock outstanding as of the effective time of the merger will be entitled to (i) $0.15 in cash per share of On2 Common Stock plus (ii) 0.0010 of a Google Share and/or cash in lieu of any fractional shares, less any applicable withholding (which will reduce the number of Google Shares to be issued).

How will I be taxed on the Google Shares and/or cash I receive for my On2 restricted stock?

You are advised to consult your own tax advisor regarding the tax treatment of your On2 restricted stock.  As a general matter, however, you will be taxed on the per share value multiplied by the aggregate number of shares of On2 restricted stock you hold (unless you have made a Section 83(b) election with respect to such shares).  This amount will be taxable as ordinary compensation income and will be subject to withholding of U.S. federal, state and local income taxes and FICA taxes.  In calculating the number of Google Shares or amount of cash payment you will receive, On2 will deduct the amount of any income or withholding tax required under applicable law so that the number of Google Shares or cash payment you receive will already reflect this payment of taxes.

If you have previously made a valid Section 83(b) election with respect to such shares, you will not be taxed on the exchange of On2 Common Stock for Google Shares, except with respect to the $0.15 cash received per share of restricted stock and cash received in lieu of a fractional share.  Any cash you receive will result in a recognition of gain or loss equal to the difference, if any, between your basis allocable to the underlying share and the amount of cash received.

About On2 Technologies, Inc.
On2 (NYSE Amex: ONT) creates advanced video compression technologies that power the video in today’s leading desktop and mobile applications and devices. On2 customers include Adobe, Skype, Nokia, Infineon, Sun Microsystems, Mediatek, Sony, Brightcove, and Move Networks. On2 is headquartered in Clifton Park, NY USA. For more information, visit www.on2.com or www.on2.cn.

Additional Information and Where to Find It
Google filed a Registration Statement with the SEC in connection with the proposed merger, which includes a Proxy Statement of On2 and also constitutes a Prospectus of Google. The definitive proxy statement/prospectus, dated November 3, 2009, was mailed to holders of On2 Common Stock identified as of October 20, 2009, which was the notice record date for the December 18, 2009 special meeting, and as of December 3, 2009, which was the voting record date for the December 18, 2009 special meeting. In addition, Google has filed a prospectus supplement, dated January 15, 2010, to the definitive proxy statement/prospectus, which has been mailed to all holders of On2 Common Stock as of January 15, 2010, the new record date for the reconvened special meeting.  The Registration Statement, the definitive proxy statement/prospectus and the prospectus supplement contain important information about Google, On2, the proposed merger and related matters. Investors and security holders are urged to read the Registration Statement, as amended, the definitive proxy statement/prospectus, and the prospectus supplement carefully. Investors and security holders also may obtain free copies of the Registration Statement, as amended, the definitive proxy statement/prospectus, the prospectus supplement and other documents filed with the SEC by Google and On2 through the web site maintained by the SEC at www.sec.gov and by contacting Google Investor Relations at +1-650-253-7663 or On2 Investor Relations at +1-518-881-4299. In addition, investors and security holders can obtain free copies of the documents filed with the SEC on Google’s website at investor.google.com and on On2’s website at www.on2.com.

Forward-Looking Statements
Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. All statements included in this communication, other than statements of historical fact, that address activities, events or developments that On2 expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent On2’s reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and/or On2’s financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe,” “expect,” “will,” “anticipate,” “should,” “plans” and other words of similar meaning. On2 cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from On2’s expectations. Risks and uncertainties include, among others: the extent to which On2 will continue to incur operating losses in the future; the risk that the conditions to merger set forth in the agreement and plan of merger will not be satisfied and the transaction will not be consummated; uncertainties as to the timing of the merger; uncertainties as to whether holders of On2 Common Stock will approve the merger proposal at the reconvened On2 special meeting or at any adjournments thereof; changes in On2’s business during the period between now and the effective time of the merger that could cause a condition to closing not to be satisfied; as well as other factors detailed in On2’s and Google’s filings with the SEC, including the definitive proxy statement/prospectus, the prospectus supplement thereto and subsequent SEC filings.

Additional information concerning risk factors is contained from time to time in On2’s SEC filings. On2 expressly disclaims any obligation to update the information contained in this communication. The foregoing risks and uncertainties included herein are not exhaustive.